Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

Intel Promotes Four to Senior Vice President

SANTA CLARA, Calif., Jan. 25, 2010 – Intel Corporation today announced its board of directors has promoted Renee J. James, Thomas M. Kilroy, Brian M. Krzanich and Stacy J. Smith to the position of senior vice president.
Renee James, 45, is senior vice president and general manager of the Software and Services Group. She is responsible for delivering software products and support across Intel's entire product line by building and distributing software and services products and partnering with independent software partners. In addition, she is responsible for Intel’s software developer programs worldwide as well as R&D for next-generation software. James joined Intel in 1988 with the acquisition of Bell Technologies. She received her bachelor's degree in 1986 and master's degree in 1992 from the University of Oregon.
Tom Kilroy, 52, is senior vice president and general manager of Intel's Sales and Marketing Group, responsible for all of the company’s sales operations and marketing programs worldwide. Kilroy joined Intel in 1990 as a regional sales manager. He received his bachelor's degree in business administration from Western Illinois University in 1979.
Brian Krzanich, 49, is senior vice president and general manager of Manufacturing and Supply Chain. In this role he is responsible for all aspects of Intel's factories and manufacturing operations worldwide. Krzanich received a bachelor's degree in chemistry from San Jose State University in 1982.
Stacy Smith, 47, is senior vice president of Finance and chief financial officer. He is responsible for leading the worldwide finance organization and overseeing finance operations, accounting and reporting, tax, treasury, internal audit and investor relations. Smith is a graduate of the University of Texas where he earned his bachelor’s degree in 1985 and his master’s degree in finance in 1988.
Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

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CONTACT:           Tom Beermann
408-765-6855
tom.beermann@intel.com